EXHIBIT 10.1

AMENDMENT NO. 3 TO THE ORIGINAL LEASE

This AMENDMENT NO. 3 TO THE ORIGINAL LEASE (“Amendment No. 3,”) dated January 11, 2010 for references purposes only, is made by and between GFE Goddard Investment, LLC (“Lessor”) successor in interest through a Grant Deed from Edison Spectrum Partners, LLC recorded April 24, 2009 and CombiMatrix Molecular Diagnostics, Inc., a California corporation (“Lessee.”) This Amendment No. 3 amends and modifies the terms and conditions of that certain Lease dated June 26, 2006, as amended by that certain Amendment No. 1 dated July 7, 2007 and as further amended by that certain Amendment No. 2 to the Lease dated March 11, 2009 (as so amended, the “Original Lease”), each of which are by and between Lessor and Lessee. The Original Lease, as hereby amended by this Amendment No. 3, is referred to herein as the “Lease.” Capitalized terms that are not otherwise defined in this Amendment No. 3 have the meanings ascribed to such terms as provided in the Original Lease.

RECITALS

(I)            Lessor and Lessee previously entered into the Original Lease, which sets forth the terms and conditions relating to Lessee’s occupancy of certain space located at 300 Goddard Way, Suite 150, Irvine, California and certain space located at 310 Goddard Way, Suite 150, Irvine, California (the “Original Premises”).

(II)           Lessor and Lessee now desire to amend the Original Lease to (a) provide for Lessee’s expansion into additional space, (b) adjust the Base Rent payable for the existing premises and expansion space, and (c) set forth certain other matters of agreement between Lessor and Lessee. Concurrently with the execution of this Amendment No. 3, Lessor and Lessee have entered into a Work Letter Agreement.

AGREEMENT

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.           Premises/Lease Term. Lessee is extending its lease on (a) Suite 150 (3,206 rentable square feet) in the 300 Goddard Way building and (b) Suite 150 (3,691 rentable square feet) in the 310 Goddard Way building, each for three (3) years. Lessee is expanding into Suite 100 (2,876 rentable square feet) in the 300 Goddard Way building effective February 1, 2010 (“Expanded Space No. 1”); Lessee has the option to occupy Expanded Space No. 1 without any charge prior to the effective date of February 1, 2010 with the understanding that tenant improvements will not have been completed.  The tenant improvements will be completed after Lessee’s occupancy.  Lessor shall coordinate the completion of the tenant improvements with Lessee to minimize disruption to Lessee. The Lease term is for three (3) years, as further provided herein. Lessee will also expand into Suite 100 (2,391 rentable square feet) in the 310 Goddard Way building upon completion of further tenant improvements (“Expanded Space No. 2”), wherein the estimated completion date of said improvements is March 1, 2010. The lease for Suite 100 at the 310 Goddard Way building will terminate at the same time as Lessee’s other suites. No monies are due on Expanded Space No. 2 until the further tenant improvements are complete and said space is usable by Lessee for the intended purpose. Notwithstanding any contrary provision, the termination date is January 31, 2013 for all suites leased by Lessee. The amount of rentable square feet is as follows: (a) 6,897 not including either expanded space; (b) 9,773 including only Expanded Space No. 1; (c) 9,288 including only Expanded Space No. 2; and (d) 12,164 including both expanded spaces. The amount of rentable space in square feet for both buildings is 47,924. Lessor represents and warrants that the aforementioned rentable square footages are true and accurate.

2.           Base Rent. The Base Rent for all suites is as follows:

Months	Rent/RSF/Month
February 1, 2010 to January 31, 2011	$1.25
February 1, 2011 to January 31, 2012	$1.30
February 1, 2012 to January 31, 2013	$1.35

Base Rent for the premises is payable on the first day of each month. For any period during the term that is less than one (1) full calendar month, Base Rent shall be prorated based upon the actual number of days of the calendar month involved.

3.           Lessee’s Share of Operating Expenses. Lessee’s Share of Operating Expenses is determined as provided in the Original Lease, which provides that such expenses are in proportion to the amount of rentable square feet. The proportion, as a percentage, is calculated by dividing the amount of square footage rented by 47,924, multiplied by 100, and round to two decimal points. For any period during the term that is less than one (1) full calendar month, Operating Expenses shall be prorated based upon the actual number of days of the calendar month involved. The amount of Operating Expenses based on rentable square feet is as follows:

Space	Sq. Ft.	% Op. Exp.
Suite 150 in the 300 Goddard Way	3,206	6.69%
Suite 150 in the 310 Goddard Way	3,691	7.70%
Suite 100 in the 300 Goddard Way	2,876	6.00%
Suite 100 in the 310 Goddard Way	2,391	4.99%
Totals	12,164	25.38%

No Operating Expenses are due unless Lessee occupies said space as provided in Paragraph 1.

4.           Tenant Improvements. Lessor shall contribute up to One Hundred Fifty Thousand Dollars ($150,000.00) towards tenant improvements per a mutually agreeable space plan prepared by Daryl Malmberg Associates. Lessor’s contribution includes monies allocated for preliminary space plans, architectural drawings, permits, construction, and management fees. Any additional cost is the responsibility of Lessee, payable prior to the start of construction, unless otherwise agreed to. Lessee and Lessor agree that the tenant improvement work will be completed in phases. Some of the work will be done in Lessee’s existing premises. Lessor will coordinate a construction schedule with Lessee to minimize disruption to Lessee’s business, while permitting the contractors to complete the work as scheduled. Lessor and Lessee agree that rights and obligations with respect to tenant improvements are further provided by a Work Letter Agreement entered into between the parties hereto, and that the Work Letter Agreement further provides a detailed construction schedule for said improvements. This Amendment No. 3 takes precedent over the Work Letter Agreement in the event of inconsistency between the two agreements.

5.           Vehicle Parking. Lessee is entitled to forty-two (42) unreserved and unassigned vehicle parking spaces on those portions of the Common Areas designated by Lessor for vehicle parking.

6.           Option to Extend. Lessor hereby grants Lessee the option to extend the Lease Term for one (1) additional period of three (3) years at the then prevailing fair market rental rate, adjusted to include market concessions and commissions. Lessee shall provide Lessor a minimum of nine (9) months, but not more than twelve (12) months written notice of its intention to exercise its option to extend.

7.           Suite and Directory Signage. Lessor, at Lessor’s cost, shall provide building standard directory and suite signage.

8.           Building Signage. Lessee has the option to install one building top sign on the 300 Goddard Way Building. The sign location would be on the front of the building facing the 310 building. All costs associated with installation and removal of the building sign are at Lessee’s expense and shall meet the sign criteria established by the City of Irvine and the Lessor. This sign option is personal to Lessee and must be exercised during the first twelve (12) months of the Lease Term or the option expires.

9.           Security Deposit. Upon execution of this amendment, Lessee shall provide to Landlord a security deposit equal to $30,000. The security deposit is refundable to Lessee per the terms outlined in Paragraph 5 of the lease. Lessee’s parent company (CombiMatrix Corporation) shall guarantee the lease in writing.

10.         Proposition 13 Protection. Lessee is not responsible for any property tax increase due to reassessment of the Building, or Project, as a result of Proposition 13 during the period from February 1, 2011 to January 31, 2013.

11.         Building Standard HVAC Hours.  The Building Standard HVAC hours are Monday through Friday from 8:00 a.m. to 6:00 p.m., and Saturday from 8:00 a.m. to 12:00 p.m., except for holidays.  Should Lessee require after hours HVAC or supplemental air conditioning for their server room, Lessee shall contact Lessor in writing to arrange such services.  The cost of providing after hours HVAC or additional electricity to Lessee shall be paid for by Lessee.

Lessee and Lessor have agreed that Lessee’s Premises at 300 Goddard Way, does not need to be separately metered at this time.  Lessor and Lessee have agreed that Lessee’s Premises in the 310 Goddard Way building shall be separately metered to determine Lessee’s electrical and HVAC usage.  Lessee shall pay Lessor for the cost of additional electricity that is above standard office usage.  Lessor shall provide Lessee with a monthly billing statement that indicates Lessee’s additional usage and the cost of such usage.

12.         Furniture. Lessee has the right to utilize the remaining furniture partitions in Suite 100 in the 300 Building. There is no cost to Lessee to use said furniture for the balance of the Lease Term and any extension thereof.

13.         Relocation. Lessor does not have the right to relocate Lessee within the Building or Project.

EXECUTION

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment No. 3 effective as of the last date written below.

LESSOR: GFE Goddard Investment, LLC		LESSEE: CombiMatrix Molecular Diagnostics, Inc.

Signature:	/s/ SEAN CAO	Signature:	/s/ MANSOOR MOHAMMED
Printed Name:	Sean Cao	Printed Name:	Mansoor Mohammed
Title	Manager	Title	President & CEO
Date:	January 13, 2010	Date:	January 13, 2010
Location:	Irvine, CA	Location:	Irvine, CA